Exhibit 5.1

April 16, 2026

U.S. GoldMining Inc.

1188 West Georgia Street, Suite 1830

Vancouver, BC, Canada V6E 4A2

Re:	U.S. GoldMining Inc.
Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Form S-3, Registration No. 333-269693

Ladies and Gentlemen:

We have acted as counsel to U.S. GoldMining Inc., a Nevada corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 to Form S-1 on Form S-3, Registration No. 333-269693 (the “Amendment”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 16, 2026, as thereafter amended or supplemented. The Amendment amends the Company’s previously filed registration statement on Form S-1, Registration No. 333-269693, filed with the Commission on February 10, 2023 and subsequently declared effective on April 19, 2023 (the “Prior Registration Statement”) in connection with the Company’s initial public offering. The Amendment relates to the issuance by the Company of 1,732,259 shares of common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of warrants (the “Warrants”) originally issued to investors in connection with the Company’s initial public offering, which closed on April 24, 2023, pursuant to the Warrant Agency Agreement, dated March 9, 2023, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agency Agreement”) (such shares of Common Stock issuable upon exercise of the Warrants, the “Shares”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Articles of Incorporation and Bylaws of the Company, each as amended and/or restated as of the date hereof, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Prior Registration Statement, the authorization and issuance of the Shares and related matters, (iii) the Amendment and all exhibits thereto, (iv) the Warrant Agency Agreement, (v) the form of Warrant, (vi) the specimen Common Stock certificate, (vii) a certificate executed by an officer of the Company, dated as of the date hereof, and (viii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

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We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the laws of the State of Nevada.

In rendering the opinion set forth herein, we have assumed that, at the time of the issuance of the Shares, (i) the Amendment and any amendments thereto (including post-effective amendments) will have become effective and will remain effective, (ii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Amendment will have been issued, (iii) the prospectus contained in the Amendment and any required prospectus supplement will have been delivered to the purchasers of the Shares as required in accordance with applicable law, (iv) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded, and (v) the Warrants will be exercised in accordance with the terms of the Warrant Agency Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon the exercise of the Warrants and payment of the exercise price therefor in accordance with the terms of the Warrant Agency Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Amendment. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Amendment. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP	30 Rockefeller Plaza | 26th Floor | New York, NY 10112 T: 212.659.7300 | haynesboone.com